SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

ACXIOM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Acxiom Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Subject Company: Acxiom Corporation

Commission File No.: 000-13163

This filing consists of (i) a transcript of a “town hall” meeting held for the benefit of the Company’s associates, (ii) an article published in the Arkansas Democratic Gazette in which Jeffrey Ubben was interviewed and (iii) an email from Charles Morgan, the Company Leader, to the Company’s employees regarding the proposed acquisition.

The following is a transcript of a town hall meeting which was held in Little Rock, Arkansas. In addition, a video replay of the town hall meeting has been made available to the Company’s associates on the Company’s intranet site.

Morgan: We had a good turnout today. How is everybody? (APPLAUSE) Yea! I’m sorry we’re a few minutes late, we’ve been upstairs and meeting a lot of people and talking about you know what’s going on in the world and really getting to know each other. You know I’ve met several of the Silver Lake people I haven’t met today and it’s been a good afternoon and I have with me Mike Bingle from Silver Lake, partner with Silver Lake...

Bingle: Hello!

Morgan: ...and Jeff Ubben...(APPLAUSE) What I originally intended for us to do, the lawyers have killed and you know I come up with these ideas all the time and then the lawyers stop me...Jones, (LAUGHTER) It’s Jerry Jones, it’s really Jerry Jones’ fault. But actually it wasn’t Jerry, it actually was the outside counsel that had some comments because of the process that we’re in and these are incredibly complicated things that we’re going through right now, very complicated process. Clearly, our transaction is not closed with these guys but you know we certainly you know believe it will be. In the meantime, I think -- I thought it was very important that we have a chance at least for you to get to know these guys and have a face with a name and let them tell you a little about themselves, their firms and why they might be interested in investing in a business called Acxiom. First, let me, uh, Mike Bingle, would you kind of....

Bingle: Introduce myself?

Morgan: You bethca!

Bingle: Sure, Sure...

Morgan: I don’t have a bio on you!

Bingle: That’s okay...

Morgan: I tell you what, let me give you a little bit of a background, I was...we had a big important meeting yesterday at Oracle and the...Chuck Phillips, the president of Oracle came in and he said, “Boy, I hear you guys are having an exciting time!” He said “That Mike Bingle at Silver Lake’s a great guy!” I said “Really?” “Yeah, he is!” (LAUGHTER)

So, his reputa--...I told him I was doing reference checks on him yesterday. But anyhow...

Bingle: Thanks, Charles. So, I’m Mike Bingle. I’ve been a partner with Silver Lake for about eight years. Silver Lake is an investment firm, that’s all we do. We make in vestments in technology companies. We are very patient. We have, you know, a five to ten year time horizon. The fact that we invest in technology is really our claim to fame. In our business, just like in yours, it’s very important to have competitive differentiation, and for us, that’s our focus on large scale, late stage technology. So, what we want to do is wake up every morning thinking about technology and go to bed every night thinking about technology. We want to know all the management teams, all the big trends, all the value chains, all the business models...and in doing that, make very good investments on behalf of our investors and, importantly, partner with the management teams with whom we are working. We see Acxiom as a great opportunity. You guys have world class technology, the clear market leader. You’ve got tremendous customer relationships and there is a big opportunity to continue growing in this business, if we’re patient and if we do the hard work and if we make the investments that are required to support that growth. So, we’re really thrilled to be here. We’re – We’ve gotten to know this management team over a very short period of time but the relationship has really gelled. At the end of the day, that’s the most important thing for us, is to have a partnership with management and with all of you. And I wish we could say a lot more about this situation. For now, I’d just like to say I look forward to spending a lot more time with each of you and getting to know you and giving you guys an opportunity for you to get to know us.

Morgan: Thank you very much, Mike. (APPLAUSE) I could say Jeff Ubben needs no introduction at Acxiom (LAUGHTER)...He’s world famous...

Ubben: He’s infamous...

Morgan: He’s a good looking guy, too...I want to say and this has come up a lot of times and it came up again in some conversations earlier today. Jeff and I have had our wars in years past, but we are both strong willed individuals, we both have our views on how things ought to be done. But I’ll tell you, as Jeff has worked hard and I have worked hard to develop a good strong and solid working relationship and in my view it has been extremely productive. Jeff’s done a great job on our board. He has worked as hard as any board member. He is as insightful as any board member I’ve ever had, and has been very helpful to us in his months on our board in developing our strategy and where we take this business. And you know I believe that he has been an asset and will be an asset to us in the future and I appreciate that. I’m not going to hug you, Jeff. I’ve already done that...(LAUGHTER)

Ubben: He’s done that once already...

Morgan: I’ve done that, yeah...I’m not trying...(LAUGHTER)

Ubben: It was good actually.

Morgan: Was it good? Jeff said it was good for him...

Ubben: So, thanks for having us. You know, we’ve been invested with Acxiom now for almost, going on four years. We were outside the company trying to understand the industry and the company specifically, over the last three years. That’s a really nice way to go at something because you have to really build it and learn it from the ground up. And we had some views about the potential of the business and we shared those with Charles...and he doesn’t know who I am and I don’t know who he is so you get this Guess Who’s Coming to Dinner sort of problem, frankly. And we are strong willed, I must say. So, but the power of learning this business over many years, I think really is interesting and helpful as we get to this point here. Now, over that last year, I’ve been inside the room rather that outside the room, working with the board and Charles and the management team and there has been a tremendous meeting of the minds, really about strategy. Excited about, you know, where we are, understand the opportunities and the challenges, of which there are many. It does please me a lot that we were able to convince Mike and Silver Lake to spend some time learning this business and they did a tremendous job quickly and they are going to be great partners. We bring a great knowledge, a deep knowledge of the industry. They bring great knowledge and depth of experience in technology. So, it’s a good team. Really we’re entering – we’re going from a sprint, the 90-day window, to the next earnings release to something a little more measured...it’s not a marathon, but it’s not quite so exhausting...you know , you get to actually set a pace...

Morgan: I’m surprised they didn’t clap at that, too...(LAUGHTER/APPLAUSE) Thanks, Jeff. I appreciate both of you coming here today, and I thought I would make just a couple of other comments. As you know we were meeting you know with Oracle yesterday talking about some exciting things, it obviously the topic of our transaction and our PE deal is the first question anyone wants to ask. And I’ll tell you on a virtually universal note, that it has been a very positive reaction. And one of the things is that everyone knows Silver lake and while if it had been frankly just Value Act, there might have been more levels of concern. People do know that Value Act really knows the company. So they say, “Hey, Value Act knows the company, these guys are great in technology...” And you know, I’ve talked to senior leaders at some of our largest clients and with Oracle yesterday and everyone has said “I think it’s a great deal for Acxiom. It’s going to let you all invest and do the things you need to do and not worry about the quarters and not worrying about the visibility of some of the things that you are going to be doing.” And it’s been great to hear that response from everyone and so...

Ubben: I personally got to know Mike and Silver Lake on the board at Gartner Group, which we’ve been invested in for six or seven years, and it’s been a great success. It was a lot of hard work...took some steps backwards before we had to go forwards, which as big and sophisticated investors with long term time horizons, we are happy to do. But with Silver Lake’s leadership specifically, the management team has really come together. Now that, now we’re talking about a company whose stock price has tripled the last year and a half or so. So we’ve worked together, I’ve worked with the whole Silver Lake team actually through that board, because you had John, Glenn, David and yourself come through. So it’s a working relationship that is proven.

Morgan: Would you guys introduce your team here? Uh, Mike...

Bingle: Sure. I’ve got with me here today a couple of my partners, Joe Osnos and Todd Morganfeld.

Morgan: Over there in the corner, you guys....(APPLAUSE)

Ubben: And I have Kelly Barlow with me from San Francisco...(APPLAUSE)

Bingle: We have a very interesting organization at Silver Lake. We’ve got a good mix of folks like you that come out of operations that actually have run large, complicated businesses and bring a lot of insight and domain expertise and operating experience. We also have a lot of folks at our firm, and this would probably be more my background, that come out of large scale investing and are good at analyzing businesses and financial engineering and putting all the different pieces together. And our strategy, as I mentioned, is really to partner with management teams and to partner with companies and to work with them over a reasonably long period of time, certainly relative to what you guys might be used to, to try to create value and to try to grow businesses. So, we’re here to help. We’re really pleased to be your partners. It’s been great so far and we look forward to having a wonderful relationship.

Morgan: One of Mike’s partners just went on the HP board.

Bingle: That’s right.

Morgan: So, that’s quite an honor. Well, thank you all very much. I wish we could do a big Q&A. I had some really tough questions that I was going to ask. I was going to embarrass Jeff to death up here, but...(LAUGHTER)...the lawyers won’t let me do it. (to Ubben) The lawyers saved your ass this time... (LAUGHTER/APPLAUSE) Alright, thanks, guys.

Business

Acxiom deal shaped up swiftly, one buyer notes

BY TOBY MANTHEY ARKANSAS DEMOCRAT-GAZETTE

1267 words

25 May 2007

The Arkansas Democrat Gazette

37

English

Copyright (c) 2007 Arkansas Democrat-Gazette, Inc. All rights reserved.

The deal announced last week to take Acxiom Corp. private arose only recently, said the managing partner of one of the two private investment firms partnering to buy the Little Rock-based data broker.

Jeffrey Ubben, of San Francisco-based ValueAct Capital Partners, first sought control of Acxiom in 2005, only to settle a proxy challenge last August. Ubben obtained a seat on Acxiom's board when his challenge was settled.

Ubben said Thursday night in an interview at Acxiom's River Market building that he first had planned to change the company from within its publicly traded structure.

But the data-management firm announced last week it has agreed to go private and be sold to Ubben's ValueAct and another firm, Silver Lake Partners, for $3 billion.

After the proxy fight was settled, "I was focused on being a board member, working with the board and management to create value," Ubben said.

Silver Lake, he said, had been part of the planned deal for less than 60 days before it was announced. Otherwise, he wouldn't detail how the sale came about. Forthcoming regulatory documents will describe the process.

Some of the criticisms Ubben leveled at Acxiom during the earlier conflict, including that it was spending too much capital on its information technology outsourcing services - in which Acxiom does information technology work for other companies - have largely been corrected, Ubben said. For example, the costs of the computers used in the outsourcing now are more often paid by clients instead of by Acxiom as in past.

Chief executive Charles Morgan "has reorganized the company so now you have an IT [division]" and has provided more financial details, Ubben said. "My biggest concern was that they did not have that transparency." "In a business when you're making long-term contracts, there's a lot of financial risk involved," he added.

Ubben wouldn't say if there would be more or fewer Acxiom jobs in Arkansas in the next few years. He hadn't discussed that with Morgan, he said.

Most private equity firms retain companies for three to five years before selling them. For ValueAct, the average for all its holdings "would be at least five years." ValueAct has more than $5 billion in investments.

Even if they never become Acxiom's new owners, ValueAct and Silver Lake could make millions. Silver Lake has offices in Menlo Park, Calif., London and New York.

If Acxiom shareholders reject the deal, Acxiom must pay the investment companies up to $10 million to cover their buyout attempt, according to filings with the U.S. Securities and Exchange Commission this week. And if Acxiom accepts another offer, it must pay ValueAct and Silver Lake a fee of either $22.25 million or $66.75 million, depending on whether that occurs before or after July 16.

That's the end of a 60-day period during which Acxiom will seek better offers.

Such a period has resulted in ValueAct losing deals before.

ValueAct entered a definitive agreement for a $1.7 billion buyout of Catalina Marketing Corp. in March. Hardly more than a month later, however, the St. Petersburg, Fla.-based company announced it would be taken over by Hellman & Friedman Capital Partners VI LP, which gave shareholders 40 cents per share more than the ValueAct agreement, according to a Catalina news release.

"Nothing really prevents [ Acxiom] from being another Catalina," Ubben acknowledged Thursday. "That's part of the protection the board has in the sense that they can sign up a deal and have a bird in the hand;

they have us committed at $27.10 [per share] ... if in the next 60 days, someone wants to beat us, top us, there's only a 1 percent fee for us." Catalina paid ValueAct an $8.44 million fee when that deal was canceled, a release said.

But while the shopping period can inspire better offers, the process also can discourage buyers, said Jerome Lande of New Yorkbased MMI Investments, Acxiom's second-largest shareholder. MMI said in a letter to Acxiom that the current offer is 20 percent below Acxiom's value.

During that period, "you have a brief window when a deal has already has been signed and you're asking people to come up a quick learning curve and sign a definitive agreement in a brief window against the specter of someone who has a deal in place with a breakup fee," Lande said.

That's especially difficult with Acxiom, whose operations are difficult to understand, Lande said this week.

But that shouldn't pose a big obstacle, Ubben said. Acxiom has created an online "electronic data room," which would include company information such as its contracts.

"Just as we speak there are other firms looking at Acxiom that are accessing the data room," Ubben said. "A lot of firms have spent a lot of time in the directmarketing industry. ... Many firms who looked at Alliance Data, perhaps, will now come look at Acxiom.

Alliance, a Dallas-based data and marketing company, announced a sale the day after Acxiom did.

In addition to the breakup fee, ValueAct also has advantages over other buyers, Lande said, because it bought much of its stock at a lower price than what Acxiom trades for today, some of it purchased years ago.

Silver Lake and ValueAct have received much of the financing for the $3 billion buyout from UBS Loan Finance LLC and UBS Securities LLC, according to a regulatory filing. They have agreed to loan Silver Lake and ValueAct up to $2.275 billion.

If the deal goes through as stands, however, it will be without MMI's votes.

"We fail to understand how now is the time to sell the company given everything they're working on," Lande said, initiatives "we haven't enjoyed the benefit of." "They're growing dramatically in the risk management and digital space," he said. "They're turning around their European operation. They've improved their overall data sales." "There's a lot of things that are happening and even if these things weren't in the mix, we would still think the value is low just on a comparable basis to what other deals have been done at and what we think a [leveraged buyout] sponsor can afford to pay." Ubben, however, said some of Acxiom's contracts are expected to see significant profit and revenue declines in the coming years. He said Acxiom was "probably looking at a $20 stock price for another couple years." The share price offered by ValueAct and Silver Lake is better than it seems because the $23.67 share price before the buyout announcement hadn't been able "to really respond to what was going to be disappointing guidance for fiscal 2008," Ubben said.

Ubben did not directly answer a question about whether Morgan would still be Acxiom's chief executive in a few years.

"Two years is a long time," Ubben said, but he added, "We believe in Charles' [Morgan's] plan. I worked with him for a year now inside the boardroom. We have confidence in Charles and his team." To grow revenue, he said, Acxiom must develop more clients in "the middle market" versus the large-scale customers it caters to today.

It also must work harder to develop ways to help financial services clients "move dollars from the offline world to the online world," in their marketing strategies, he said.

This article was published 05/25/2007

MORGAN’S MINUTES

For internal use and distribution only

Hello, everyone. I wanted to get a note to everyone today and give you a brief report on our meetings yesterday with representatives of Silver Lake and ValueAct Capital, the two private investment firms that have offered a combined $3 billion to purchase Acxiom. As you know, our board of directors has accepted that offer, and now we’re in the midst of a 60-day period in which the company may solicit and entertain proposals from other companies.

The fact that we are in this period and the deal with Silver Lake and ValueAct is not complete is the reason we didn’t have the question-and-answer session that we’d planned for the town hall meeting Thursday afternoon in Little Rock. It’s simply premature to try to address specific questions about go-forward plans when these companies are not yet owners.

I did, however, think it was valuable to have the town hall meeting. And it was a worthwhile day of meetings overall, in large part because it gave all the parties a chance to get to know each other better. Mike Bingle, managing director of Silver Lake, brought two of his partners with him to Little Rock, and Jeffrey Ubben, managing director of ValueAct, had one colleague with him, too.

We had meetings through the afternoon with several Acxiom senior leaders. Jeff Ubben is on our board, and ValueAct has been a major investor in Acxiom for almost four years, so they understand our business very well. But much was new for the Silver Lake team. Lee Hodges, Alex Dietz and Marty Sunde reviewed their areas of the business and outlined their key strategic initiatives. And we talked about potential areas for investment in Acxiom, including increasing the pace of growth in our digital marketing business.

If you didn’t get a chance to see the town hall live, I suggest you take a few minutes to watch the video, which is posted here: http://isweb/xinfo. Thanks, and let me know if you have questions or comments: charles@acxiom.com.

Additional Information and Where to Find It

In connection with the proposed transaction, Acxiom will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). Acxiom will also file with the SEC a transaction statement on Schedule 13E-3 relating to the Merger Agreement and the proposed Merger.  SECURITY HOLDERS OF ACXIOM ARE URGED TO READ THE PROXY STATEMENT AND SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, AR 72202 (501-342-3545). In addition, documents filed with the SEC by Acxiom are available free of charge at the SEC’s web site at www.sec.gov.

Acxiom and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Acxiom’s stockholders in connection with the transaction. Information regarding the interests of such directors and executive officers, which may be different than those of Acxiom stockholders generally, is included in Acxiom’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Acxiom’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, AR 72202 (501-342-3545).